Exhibit 11 under Form N-1A
                                         Exhibit 23 under Item 601/Reg. S-K



                             COOPERS & LYBRAND

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No. 40 to the Registration Statement of the International Equity Fund (one of the Funds comprising BT Investment Funds) on Form N-1A of our report dated October 29, 1996 on our audit of the financial statements and financial highlights of the International Equity Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption `Counsel and Independent Accountants.''



By:  COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
January 24, 1997